July 21, 1998



Special Committee of the Board of Directors
DeCrane Aircraft Holdings, Inc.
2361 Rosecrans Avenue, Suite 180
El Segundo, California  90245

Gentlemen:

     We understand that DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Company"), has received an offer to purchase all of the outstanding shares of common stock of the Company (the "Acquisition"), par value $0.01 per share (the "Shares"), at a purchase price of $23.00 (the "Purchase Price"), net to seller in cash, without interest thereon, upon terms and subject to the conditions set forth in the Agreement and Plan of Merger (the "Agreement") between the Company and DeCrane Acquisition Co. (the "Buyer"), an affiliate of DLJ Merchant Banking Partners II, L.P. The Buyer shall within five days following the public announcement of the terms of the Agreement, commence an offer (the "Offer") to purchase all of the Shares at the Purchase Price. The Offer shall remain open for at least twenty-five business days. Subject to purchasing a majority of the Shares and a shareholder vote (if required), Buyer will be merged with and into the Company whereupon Buyer shall cease to exist and the Company shall be the surviving corporation. The terms and conditions of the Acquisition are more fully set forth in the Agreement.

     You have requested our opinion as to whether the Purchase Price is fair to the stockholders of the Company from a financial point of view. You have not asked us to solicit or otherwise evaluate any other offers that may be available to the Company.

     Warburg Dillon Read Inc. ("WDR") and its predecessors have provided investment banking services to the Company and received customary compensation for rendering such services. In the ordinary course of business, WDR and its affiliates actively trade and/or hold the securities of the Company for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to approve the Acquisition or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Acquisition. With your consent, we have assumed that the Acquisition will not result in taxable income to the Company and will be accounted for using purchase accounting.

     At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Acquisition. In rendering this opinion, we have assumed, with your consent, that the Company and the Buyer will comply with all the material terms of the Agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and prospects of the Company, including financial estimates, that were provided to us by the Company and are not publicly available, (iii) reviewed certain internal financial information and other data relating to the business, including financial estimates that were provided to us by the management of the Company and are not publicly available,
(iv) conducted discussions with members of the senior management of the Company with respect to the operations, financial condition, history and prospects of the Company, (v) reviewed the historical market prices and trading activity of the common stock of the Company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies that we believe to be generally comparable to the Company, (vii) compared the financial terms of the Acquisition with the financial terms of certain other transactions that we believe to be relevant, (viii) considered the strategic implications of the Acquisition as presented to us by management of the Company, (x) reviewed drafts of the Acquisition Agreement, and (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review and arriving at our opinion, we have not, with your consent, assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluation or appraisal. With respect to the financial estimates provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and that they will be realized in the amounts and at the times contemplated thereby. At your direction, we have assumed that there will be no material difference between the actual financial results which will be obtained by the Company and those specified in the estimates, forecasts and projections provided to us. With respect to the business and financial information pertaining to Buyer, we have not held any independent discussions with Buyer's management as to any aspect of the information provided. Our opinion necessarily is based upon economic, monetary, market and other conditions as in effect, and the information made available to us as of, the date hereof. WDR expressly reserves its right to withdraw, revise or modify its opinion based upon additional information provided to it or obtained by it which suggests, in WDR's judgment, a material adverse change in the assumptions upon which this opinion is based.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair to the stockholders of the Company from a financial point of view.


                                                  Very truly yours,



                                                  WARBURG DILLON READ LLC



                                                  By:  /S/  SHARYAR AZIZ
                                                       ------------------------
                                                       Sharyar Aziz
                                                       Managing Director



                                                  By:  /s/ WILLIS G. RYCKMAN, IV
                                                       ------------------------
                                                       Willis G. Ryckman, IV
                                                       Associate Director